Exhibit 3.2
AMENDMENT NO. 1 TO
OPERATING AGREEMENT OF ENTERGY GULF STATES LOUISIANA, L.L.C.
A louisiana LIMITED LIABILITY COMPANY
This Amendment No. 1 to the Operating Agreement of Entergy Gulf States Louisiana, L.L.C. effective as of December 31, 2007 (the “Operating Agreement”) is entered into by and between (i) EGS Holdings, LLC, a Texas limited liability company (the “Common Member”), and (ii) Entergy Gulf States Louisiana, L.L.C. (the “Company”), to be effective as of September 15, 2015 (the “Effective Date”).
The written consent of all members of the Company having been obtained, Section 3.5 of the Operating Agreement was amended as of the Effective Date to delete the words “at a price not exceeding the price at which the same may be redeemed” in the penultimate sentence of such Section (the “Amendment”).
On the Effective Date, the Company acquired all outstanding Units of its Series A 8.25% Preferred Membership Interests, and the Common Member became the only member of the Company.
This Amendment No. 1 has been executed to evidence the adoption of the Amendment.
ADOPTED TO BE EFFECTIVE AS OF SEPTEMBER 15, 2015.

ENTERGY GULF STATES LOUISIANA, L.L.C.
By:/s/ Phillip R. May, Jr.
Name: Phillip R. May, Jr.
Title: President and Chief Executive Officer

EGS HOLDINGS, LLC By:/s/ Eddie D. Peebles Name: Eddie D. Peebles
Title: President